ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL INDEBTEDNESS OWED TO PNC BANK, NATIONAL ASSOCIATION AS SET FORTH IN THAT CERTAIN SUBORDINATION AND STANDSTILL AGREEMENT AMONG PNC BANK, NATIONAL ASSOCIATION, THE PAYEE UNDER THIS DOCUMENT AND THE OTHER PARTIES NAMED THEREIN.

SUBORDINATED NON-NEGOTIABLE NOTE

FOR VALUE RECEIVED, Champion Parts, Inc., an Illinois corporation ("Maker"), promises to pay to TAP Holdings LLC, a California limited liability company ("Payee") up to a maximum principal amount of Nine Million Five Hundred Thousand Dollars ($9,500,000) ("Maximum Deferred Payment Amount"), payable in lawful money of the United States of America, as set forth in this Subordinated Non-Negotiable Note (this "Note").

    Purchase Agreement. This Note is issued by Maker pursuant to that certain Asset Purchase Agreement dated as of August 31, 2006 by and between Maker and Payee (the "Purchase Agreement") for the purchase by Maker of certain assets and business of Payee. The parties acknowledge that the stated principal amount of this Note is the maximum amount due under the Note and the Maker's liability hereunder at any time hereafter shall be limited to the Monthly Deferred Payments (as such term is defined in the Purchase Agreement) accrued and outstanding hereunder, as set forth below. In the event that the aggregate amount of all payments made by Maker under this Note (with amounts credited as provided herein being treated as paid by Maker) to Payee reaches the Maximum Deferred Payment Amount, this Note shall be deemed satisfied and paid in full. In addition, this Note shall mature on October 31, 2017 and on such date only Monthly Deferred Payments arising for Net Fuel Management-Related Sales (as such term is defined in the Purchase Agreement) collected prior to such date shall be due and payable and upon payment of such amounts this Note shall be deemed satisfied and paid in full, even if the Maximum Deferred Payment Amount has not been paid by Maker at such time. Upon satisfaction of this Note, Payee shall mark this Note as cancelled and return the original to Maker.

    Principal Payments. Payments of principal under this Note in an amount equal to the Monthly Deferred Payment (as such term is defined in the Purchase Agreement) shall be due on the fifteen (15th) day of each month, commencing upon December 15, 2006. The Monthly Deferred Payments are subject to adjustment and set off as provided in the Purchase Agreement. Without limitation to the foregoing, the credits identified in Section 3.10 of the Purchase Agreement shall be applied as payments on Monthly Deferred Payments as provided in the Purchase Agreement and treated for all purposes as payments made by Maker (and shall accordingly be applied towards determining whether the Maximum Deferred Payment Amount has been reached).

    Notwithstanding anything to the contrary in this Note, the Purchase Agreement or other Transaction Documents (as such term is defined in the Purchase Agreement), (i) the sole obligation of Maker under this Note with respect to each Monthly Deferred Payment due hereunder shall be to pay the net amount due to Payee after application of all adjustments

    ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL INDEBTEDNESS OWED TO PNC BANK, NATIONAL ASSOCIATION AS SET FORTH IN THAT CERTAIN SUBORDINATION AND STANDSTILL AGREEMENT AMONG PNC BANK, NATIONAL ASSOCIATION, THE PAYEE UNDER THIS DOCUMENT AND THE OTHER PARTIES NAMED THEREIN.

    identified in the Purchase Agreement, however identified (whether as adjustments, credits, set-off or otherwise), (ii) Maker's indebtedness to Payee under this Note at any time shall be limited to (A) the Maximum Deferred Payment Amount less (B) all Monthly Deferred Payment previously paid hereunder and all possible adjustments, credits and offsets against Monthly Deferred Payments applicable under the Purchase Agreement, and (iii) Maker may setoff or recoup, as applicable, all possible claims as against Maker and all possible credits against the Monthly Deferred Payments against its indebtedness to Payee under this Note.

    Offset Against Deficiency Note. Without limitation to Section 2 of this Note or the terms of any Deficiency Note issued by Payee to Maker (the "Deficiency Note"), it is acknowledged that any payment due under the Deficiency Note (if any) shall be deducted and offset from amounts payable under this Note and only the net cash payment due from Maker to Payee shall be payable under this Note (provided that any excess amount due under the Deficiency Note shall be carried forward as provided in the Deficiency Note).

    Interest. Amounts due under this Note shall not accrue interest; provided that in the event all or a portion of any Monthly Deferred Payment is not timely made in accordance with the requirements of this Note, such payment or portion thereof shall accrue simple interest at the Late Payment Rate (as such term is defined in the Purchase Agreement).

    Prepayment and Application of Payments. Maker shall have the option to prepay any portion of amounts due under this Note at any time without penalty. All payments by Maker under this Note shall be applied first to the payment of any interest due hereunder in accordance with Section 4 of this Note, second to Monthly Deferred Payments due and outstanding, and third to future Monthly Deferred Payments as and to the extent they become due.

    Waiver of Presentment; Protest and Demand. Maker waives presentment, protest and demand and notice of presentment, protest and demand for payment of amounts due hereunder.

    Governing Law and Arbitration. This Agreement will be governed by and construed in accordance with the internal laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Any and all disputes arising in connection with the interpretation or application of the provisions of this Note or in connection with the determination of any matters which are subject to objective determination pursuant to this Note that cannot be resolved by Maker and Payee shall be settled exclusively and finally by arbitration in accordance with Section 13.7 of the Purchase Agreement, irrespective of the magnitude thereof, the amount in question or whether such dispute would otherwise be considered justiciable or ripe for resolution by any court or arbitral tribunal.

    Assignment. Payee may assign this Note by providing written notice to Maker, but any assignee shall take subject to all rights and defenses that may be asserted by Maker against Payee.

    ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL INDEBTEDNESS OWED TO PNC BANK, NATIONAL ASSOCIATION AS SET FORTH IN THAT CERTAIN SUBORDINATION AND STANDSTILL AGREEMENT AMONG PNC BANK, NATIONAL ASSOCIATION, THE PAYEE UNDER THIS DOCUMENT AND THE OTHER PARTIES NAMED THEREIN.

    Construction. Section and subsection headings contained in this Note are inserted for convenience of reference only, shall not be deemed to be a part of this Note for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. This Note shall be construed without referencing to any rule of law, which provides that ambiguities in a contract are to be resolved against the drafter thereof.

IN WITNESS WHEREOF, Maker has executed this Note as of November 6, 2006.

CHAMPION PARTS, INC. By: /s/ Jerry A. Bragiel______________ Name: Jerry A. Bragiel Title: President and CEO